Exhibit 21.1
SUBSIDIARIES OF TRINET GROUP, INC.

Company Name	DBA/AKA	Incorporation Jurisdiction
210 Park Avenue Holding, Inc.		Oklahoma
Accord Human Resources 12, Inc.		Florida
Accord Technology, LLC		Oklahoma
Affiliated Risk Management, Inc.		North Carolina
ALSUB-36, Inc.		Alabama
Ambrose Advisory Services, LLC		New York
Amlease Corporation	TriNet	Delaware
Amlease of PA, Inc.		Pennsylvania
App7, Inc.	ExpenseCloud	Delaware
Archimedes Risk Solutions, Ltd.		Bermuda
ASOI, Inc.		Delaware
AZSUB-51, Inc.		Arizona
Gevity Insurance Agency, Inc.		Delaware
HR Complete, Inc.		Delaware
Mayberry HR Outsourcing, Inc.		North Carolina
Mosaic By Accord, LLC		Oklahoma
NYSUB-54, Inc.		New York
NYSUB-55, Inc.		New York
Real Solutions, Inc.		Arizona
Rocky Top HR Outsourcing, Inc.		Tennessee
Route 66 HR Outsourcing, Inc.		California
SOI Employee Benefit Trust		North Carolina
SOI Holdings, Inc.		Delaware
SOI, Inc.		Delaware
SOI-17 of TN, Inc.		Tennessee
SOI-23 of FL, Inc.	TriNet	Florida
SOI-27 of CA, Inc.		California
SOI-28 of TX, Inc.		Texas
SOI-29 of AR, Inc.		Arkansas
SOI-31 of AR, Inc.		Arkansas
SOI-59 of TX, Inc.		Texas
Star Outsourcing, Inc.		Arizona
Strategic Outsourced HR, Inc.		Indiana

Company Name	DBA/AKA	Incorporation Jurisdiction
Strategic Outsourcing, Inc.	SOI	Delaware
Summit Services of Georgia, Inc.		Georgia
Summit Services, Inc.		New Jersey
TriNet Employee Benefit Insurance Trust		California
TriNet Employer Group Canada, Inc.	TriNet	Ontario
TriNet Holdings A, Inc.		Delaware
TriNet Holdings B, Inc.		Delaware
TriNet HR I, Inc.	Accord	Oklahoma
TriNet HR III, Inc.	TriNet	California
TriNet HR III-A, Inc.	TriNet	Delaware
TriNet HR III-B, Inc.	TriNet	Delaware
TriNet HR IV, LLC	Ambrose	New York
TriNet HR XI, Inc.	TriNet	Delaware
TriNet Insurance Brokerage, Inc.		Delaware
TriNet Insurance Services, Inc.		California
TriNet Professional Employer Services, Inc.		Delaware
TriNet USA, Inc.		Delaware
TXSUB-64, Inc.		Texas